INFORMATION
                                                                                                       Furniture Brands International, Inc.
1 North Brentwood Blvd.
St. Louis, Missouri 63105
FOR IMMEDIATE RELEASE
For Further Information Call
John Hastings
314-863-1100

FURNITURE BRANDS INTERNATIONAL REPORTS
THIRD QUARTER 2008 FINANCIAL RESULTS

•	Sales from continuing operations totaled $413 million, down 17.6% from prior year due to weak consumer market conditions

•	Reported net loss from continuing operations of $41.7 million, due to weak market conditions and restructuring, inventory and accounts receivable charges

•	Quarter-end cash of $110 million and long-term debt of $200 million, compared to cash of $119 million and long-term debt of $280 million at December 31, 2007

•	Third-quarter 2008 results include charges for actions to properly position company for continuing soft retail market conditions

St. Louis, Missouri, October 30, 2008 -- Furniture Brands International (NYSE: FBN) announced today its financial results for the third quarter ended September 30, 2008.  These results are from continuing operations and exclude the impact of the first quarter 2008 sale and operations of Hickory Business Furniture (“HBF”).  The sale of this business was announced in the fourth quarter of 2007 and has been treated as a discontinued operation in both the 2007 and 2008 periods.

Net sales for the 2008 third quarter were $413 million, compared with $501 million in the third quarter of 2007.  Results from continuing operations were a loss of $0.86 per diluted share in the 2008 quarter compared to a loss of $0.31 per diluted share for the third quarter of 2007.  Results from continuing operations for the 2008 quarter include $48.4 million of pretax charges and temporary costs, and $3 million of income tax charges, of which approximately $8 million were uses of cash and the remainder were non-cash charges.

The charges and temporary costs reflect lease obligations for closed retail stores as well as subleases for dealers at risk of default, factory closures, factory downtime costs, increased accounts receivable reserves, inventory writedowns, fees related to implementation of a shared services organization, and severance costs.  Most of these charges and costs are related to the effects of a weakening retail economy.  Results from continuing operations for the 2007 quarter include $24 million in pre-tax charges and costs related to plant closures, debt refinancing, factory downtime, and intangible asset impairment.  A table detailing these numbers is attached to this press release.

Ralph P. Scozzafava, Chairman of the Board and Chief Executive Officer, commented: “By nearly every measure, the economic environment in which Furniture Brands operates has worsened in the past three months, and consumer confidence has been shaken by the unprecedented turmoil in the global financial markets.”

The company is revising its net sales forecast for fiscal 2008 slightly downward to a range of $1.70 billion to $1.75 billion.   The company anticipates that additional pre-tax charges totaling between $56 million and $72 million relating to the weak economy and restructuring will be recorded during the fourth quarter of 2008.  As in the third quarter of 2008, the majority of these charges will be of a non-cash nature.  Accordingly, the company revises its estimate for fiscal 2008 reported results from continuing operations to be a loss of $2.25 to $2.45 per share.  The company also anticipates realizing a 2008 effective tax rate on continuing operations of approximately 31 percent to 33 percent primarily due to the inability to recognize tax benefits related to a portion of 2008 tax losses and the impact of the tax asset impairment.  These fourth quarter charge estimates do not include any potential writedowns in the value of intangible assets.  The company does a valuation of intangible assets, including goodwill and trademarks, in the fourth quarter of every year and makes adjustments if necessary.

The charges recorded during the third quarter are primarily related to three categories:

Closed store expense reflects both $3.5 million in expenses incurred during the quarter for the rent payments and lease buyouts on closed stores, primarily Lane, and a non-cash “mark to market” lease charge of $6.4 million that reflects the difference between remaining lease obligations and current market rental rates for those properties. Furniture Brands is working to sublet these closed stores or buy out the remaining lease obligations.

Accounts receivable charge represents an increase in the reserve for doubtful accounts in recognition of the weakening retail environment and related customer payment difficulties.  During the third quarter, the company recorded $13.6 million of bad debt charges resulting in total reserves for accounts receivable of $49.1 million at September 30, 2008.

Inventory charges are a non-cash reserve established in anticipation of the sale of slow-moving inventory for amounts that are less than the recorded value of the inventory.

The cash impact of the remaining items detailed in the accompanying table is reflected in the company’s current period reported financial results.

“Furniture Brands is and will be taking direct steps to maintain the company’s financial position during this very challenging period.  The charges included in the third-quarter results are primarily non-cash and reflect actions that will improve future financial performance.  The management team is continuing to focus on Furniture Brands’ financial structure.  We are working to ensure that the company will emerge from this period of economic instability as a stronger competitor,” Mr. Scozzafava said.

At September 30, 2008 the company had cash and equivalents totaling $110 million, long-term debt of $200 million, and credit facility availability of $28 million.  Cash uses during the quarter included $1.8 million for the purchase of 12 Thomasville retail stores and associated inventory, $1.2 million for the first phase of the company’s Indonesian casegoods manufacturing plant expansion, and $2.3 million for closed store leased buyouts.  The company is currently forecasting year-end cash and equivalents to be in a range of $80 million to $95 million, with long-term debt anticipated to total approximately $200 million.  The company believes that this level of liquidity will be sufficient to fund projected first-quarter 2009 cash outflows related to compensation and severance obligations as well as normal continuing operations.

Quarterly Dividend Suspended
The Board of Directors today elected to suspend the company’s quarterly dividend until further notice.  The company anticipates redirecting the approximately $8 million in annual dividend payments to reduce long-term debt and other corporate purposes.

“In light of the challenging retail environment, the board of directors agreed that the company’s shareholders are best served by a strategy of cash preservation and maximum financial flexibility,” Mr. Scozzafava said.

Upcoming Investor Event
A conference call will be held to discuss third quarter results at 7:30 a.m. (Central Time) on October 31, 2008. The call can be accessed in Upcoming Investor Events on the company's website at furniturebrands.com under ``Investor Info''.  Access to the call and the release will be archived for one year.

About Furniture Brands

Furniture Brands International (NYSE: FBN) is a vertically integrated operating company that is one of the nation’s leading designers, manufacturers, and retailers of home furnishings.  It markets through a wide range of retail channels, from mass merchant stores to single-brand and independent dealers to specialized interior designers.  Furniture Brands serves its customers through some of the best known and most respected brands in the furniture industry, including Broyhill, Lane, Thomasville, Drexel Heritage, Henredon, Pearson, Hickory Chair, Laneventure, and Maitland-Smith.

Cautionary Statement Regarding Forward-Looking Statements

Matters discussed in this document and in our public disclosures, whether written or oral, relating to future events or our future performance, including any discussion, express or implied, of our anticipated growth, operating results, future earnings per share, plans and objectives, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are often identified by the words “will,'' “believe,'' “positioned,'' “estimate,'' “project,'' “target,'' “continue,'' “intend,'' “expect,'' “future,'' “anticipates,'' and similar expressions that are not statements of historical fact. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Our actual results and timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under ``Risk Factors'' in our Annual Report on Form 10-K for the year ended December 31, 2007, in our Quarterly Reports on Form 10-Q, and in our other public filings with the Securities and Exchange Commission. Such factors include, but are not limited to: risks associated with the execution of our strategic plan; changes in economic conditions; loss of market share due to competition; failure to forecast demand or anticipate or respond to changes in consumer tastes and fashion trends; failure to achieve projected mix of product sales; business failures of large customers; distribution and cost savings programs; manufacturing realignments; increased reliance on offshore (import) sourcing of various products; fluctuations in the cost, availability and quality of raw materials; product liability uncertainty; environmental regulations; future acquisitions; impairment of goodwill and other intangible assets; anti-takeover provisions which could result in a decreased valuation of our common stock; loss of funding sources; and our ability to open and operate new retail stores successfully. It is routine for internal projections and expectations to change as the year or each quarter in the year progresses, and therefore it should be clearly understood that all forward-looking statements and the internal projections and beliefs upon which we base our expectations included in this report or other periodic reports are made only as of the date made and may change. While we may elect to update forward-looking statements at some point in the future, we do not undertake any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise.

FURNITURE BRANDS INTERNATIONAL
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2008	2007	2008	2007
Net sales	$412,753	$500,840	$1,339,823	$1,577,270
Cost of sales	345,631	397,791	1,061,332	1,246,476
Gross profit	67,122	103,049	278,491	330,794
Selling, general & administrative expenses	129,209	107,210	363,169	320,409
Earnings (loss) from operations	(62,087)	(4,161)	(84,678)	10,385
Interest expense	2,940	20,570	9,885	31,861
Other income, net	1,386	1,645	4,703	8,028
Loss from continuing operations before
income tax benefit	(63,641)	(23,086)	(89,860)	(13,448)
Income tax benefit	(21,920)	(7,954)	(27,891)	(4,040)
Net loss from continuing operations	(41,721)	(15,132)	(61,969)	(9,408)
Net earnings from discontinued operations	-	1,476	29,920	4,437
Net loss	$(41,721)	$(13,656)	$(32,049)	$(4,971)

Earnings (loss) per common share - Basic and Diluted:
Loss from continuing operations	$(0.86)	$(0.31)	$(1.27)	$(0.19)
Earnings from discontinued operations	$-	$0.03	$0.61	$0.09
Net loss	$(0.86)	$(0.28)	$(0.66)	$(0.10)

Weighted average common shares outstanding -
- Basic and Diluted	48,794	48,498	48,720	48,427

Selected Items Included in Condensed Consolidated Statement of Operations
The following items are included in our Condensed Statements of Operations for the periods indicated and are the result of our strategic initiatives and other matters.

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2008	2007	2008	2007
	(in thousands)		(in thousands)
Selected items (increasing)/decreasing earnings before income tax expense:

Plant closure expense	$2,817	$1,081	$2,909	$2,661
Inventory charges	15,600	-	15,600	-
Factory downtime costs	4,151	1,169	13,955	10,261
Total cost of sales	$22,568	$2,250	$32,464	$12,922

Plant closure expense	$250	$79	$(993)	$1,118
Closed store expense	9,929	-	23,349	-
Accounts receivable charges	13,630	-	24,741	-
Proxy advisory fees	-	-	1,877	-
Severance charges	1,655	-	1,655	-
Shared services advisory fees	400	-	6,684	-
Valuation allowance - intangible assets	-	7,100	-	7,100
Total selling, general and administrative expenses	$25,864	$7,179	$57,313	$8,218

Debt refinancing (1)	$-	$14,594	$-	$11,101

Valuation allowance - tax assets (included in income tax benefit)	$3,000	$-	$3,000	$-

(1) For the nine months ended September 30, 2007, $14,187 amortization of make-whole payment and $1,002 write-off of deferred financing fees included in interest expense, offset by $4,088 gain from discontinuing hedge accounting in other income. For the three months ended September 30,
2007, $13,592 amortization of make-whole payment and $1,002 write-off of deferred financing fees included in interest expense.

FURNITURE BRANDS INTERNATIONAL
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)
	September 30,	December 31,
	2008	2007
ASSETS

Current assets:
Cash and cash equivalents	$109,640	$118,764
Cash - Restricted	-	20,000
Receivables, less allowances of $49,116
($45,467 at December 31, 2007)	232,653	292,694
Inventories	390,530	401,302
Prepaid expenses and other current assets	67,141	54,858
Current assets of discontinued operations	-	12,236
Total current assets	799,964	899,854

Property, plant and equipment, net	179,715	178,564
Intangible assets	329,927	329,927
Other assets	28,698	36,770
Noncurrent assets of discontinued operations	-	17,963
	$1,338,304	$1,463,078

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Current maturities of long-term debt	$-	$20,800
Accounts payable	91,546	93,557
Accrued expenses and other current liabilities	92,484	67,735
Current liabilities of discontinued operations	-	5,307
Total current liabilities	184,030	187,399

Long-term debt	200,000	280,000
Other long-term liabilities	145,587	150,772
Noncurrent liabilities of discontinued operations	-	141

Shareholders’ equity	808,687	844,766
	$1,338,304	$1,463,078

FURNITURE BRANDS INTERNATIONAL
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(in thousands)
(Unaudited)

	Nine Months Ended
	September 30,	September 30,
	2008	2007
Cash flows from operating activities:
Net loss	$(32,049)	$(4,971)
Adjustments to reconcile net loss to net cash
provided by operating activities:
Depreciation and amortization	17,666	23,071
Compensation expense related to stock option
grants and restricted stock awards	3,146	3,017
Benefit for deferred income taxes	(15,837)	(1,935)
Gain on sale of discontinued operations	(48,109)	-
Other, net	(1,200)	2,478
Changes in operating assets and liabilities:
Accounts receivable	57,086	31,628
Inventories	22,253	30,791
Prepaid expenses and other assets	2,371	5,154
Accounts payable and other accrued expenses	17,753	16,567
Other long-term liabilities	3,384	(2,438)
Net cash provided by operating activities	26,464	103,362

Cash flows from investing activities:
Acquisition of stores, net of cash acquired	(11,304)	(4,241)
Proceeds from the sale of discontinued operations	73,359	-
Proceeds from the disposal of assets	3,338	15,999
Additions to property, plant and equipment	(14,329)	(12,075)
Net cash provided (used) by investing activities	51,064	(317)

Cash flows from financing activities:
Payment for debt issuance costs	-	(3,365)
Additions to long-term debt	-	325,401
Payments of long-term debt	(100,800)	(336,201)
Restricted cash used for the payment of long-term debt	20,000	-
Payments of cash dividends	(5,844)	(23,255)
Other	(8)	-
Net cash used by financing activities	(86,652)	(37,420)

Net increase (decrease) in cash and cash equivalents	(9,124)	65,625
Cash and cash equivalents at beginning of period	118,764	26,565
Cash and cash equivalents at end of period	$109,640	$92,190

Supplemental disclosure:
Cash payments for income taxes, net	$7,958	$4,154

Cash payments for interest expense	$10,747	$30,905